                                                                    EXHIBIT 12.1

MASSEY ENERGY COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In thousands, except ratios)

                                                        Three Months
                                                            Ended
                                                          March 31,        Year Ended              Year Ended October 31,
                                                          ---------       December 31,           --------------------------
                                                       2003      2002         2002         2001      2000/(1)/   1999       1998
                                                       ----      ----         ----         ----      ---------   ----       ----
                                                                  (in millions, except ratios, per share amounts and operating data)
Earnings:
  (Loss) Income before taxes ....................   $(17,763)  $(10,441)    $(57,520)    $(15,921)  $ 121,766   $151,532   $185,699
  Fixed charges .................................     13,935     11,838       52,031       51,585       9,659      8,092      3,469
  Amortization of capitalized interest ..........          5          -            5            -           -          -          -
                                                    ---------  ---------    ---------    ---------  ----------  ---------  ---------
    (Loss) earnings before taxes and fixed
      charges ...................................   $ (3,824)  $  1,397     $ (5,866)    $ 35,664   $ 131,425   $159,624   $189,168
Fixed charges:
  Interest expense ..............................   $  9,238   $  7,806     $ 35,684     $ 34,214   $     347   $    803   $    514
  Capitalized interest ..........................          -          -         (382)           -           -          -          -
  Interest portion of rental expense ............      4,697      4,032       16,729       17,371       9,312      7,289      2,955
                                                    ---------  ---------    ---------    ---------  ----------  ---------  ---------
    Total fixed charges .........................   $ 13,935   $ 11,838     $ 52,031     $ 51,585   $   9,659   $  8,092   $  3,469

Ratio of earnings to fixed charges ..............         (a)        (a)          (a)          (a)       13.6x      19.7x      54.5x


                                                     Two Months
                                                        Ended
                                                    December 31,
                                                        2001
                                                        ----
Earnings:
  (Loss) Income before taxes ....................     $(23,524)
  Fixed charges .................................        7,971
  Amortization of capitalized interest ..........            -
                                                      ---------
    (Loss) earnings before taxes and fixed
      charges ...................................     $(15,553)
Fixed charges:
  Interest expense ..............................     $  5,302
  Capitalized interest ..........................            -
  Interest portion of rental expense ............        2,669
                                                      ---------
    Total fixed charges .........................     $  7,971

Ratio of earnings to fixed charges ..............           (a)


     (a) Earnings for the three-months ended March 31, 2003 and March 31, 2002, for the years ended December 31, 2002 and October 31, 2001 and for the two months ended December 31, 2001, were inadequate to cover fixed charges, with a deficiency of $17.8 million, $10.4 million, $57.9 million, $15.9 million and $23.5 million, respectively.